John Tietjen	Edward Nebb
Chief Financial Officer	Investor Relations
Sterling Bancorp	Comm-Counsellors, LLC
john.tietjen@sterlingbancorp.com	enebb@optonline.net
212.757.8035	203.972.8350

STERLING BANCORP TO PRESENT AT KEEFE BRUYETTE & WOODS

COMMUNITY BANK CONFERENCE ON JULY 28, 2009

New York, N.Y., July 20, 2009 – Sterling Bancorp (NYSE: STL), a financial holding company and the parent company of Sterling National Bank, today announced that President John C. Millman will address the Keefe Bruyette & Woods 10th Annual Community Bank Conference, which will be held later this month at the Waldorf-Astoria Hotel in New York City. The Sterling Bancorp presentation will take place on Tuesday, July 28, 2009 at 10:30 a.m. Eastern Daylight Time.

Sterling’s presentation will be simultaneously webcast and can be accessed at: http://www.kbw.com/news/conferenceCommunity2009.html. The presentation also will be archived for 60 days and can be accessed via the same web link.

A copy of the Sterling Bancorp investor presentation will be available on the Company’s website, www.sterlingbancorp.com, on July 28, 2009.

About Sterling Bancorp

Sterling Bancorp (NYSE: STL) is a New York-based banking and financial services company with assets exceeding $2.1 billion. Established in 1929, the Company’s principal banking subsidiary, Sterling National Bank, has successfully served the needs of businesses, professionals and individuals in the NY metropolitan area and beyond. Now in its 80th year, Sterling is well known for its focus on business customers, an extensive and diverse product portfolio and a high-touch, hands-on approach to customer service.

Sterling offers working capital lines, asset-based financing, factoring, accounts receivable financing and management, payroll funding and processing, equipment leasing and financing, commercial and residential mortgages, import trade financing, a wide array of depository products and cash management services, trust and estate administration and custodial account services.

# # #